Exhibit 99.1

1847 Holdings Announces Second Quarter 2022 Financial Results

NEW YORK, August 12, 2022, (ACCESS WIRE) – 1847 Holdings LLC (“1847 Holdings” or the “Company”) (NYSE American: EFSH), a unique holding company that combines the attractive attributes of owning private, lower-middle market businesses with the liquidity and transparency of a publicly traded company, today announced the financial results for the quarter ended June 30, 2022.

Q2 Highlights and Subsequent Events

●	Generated revenue was $12.9 million, up 94% compared to Q2 2021.

●	On July 27, 2022 the Company converted $5.4 million in debt and accounts payable to restricted shares of common stock.

●	On July 29, 2022, the Company declared a common share dividend of $0.13125 per share to shareholders of record as of August 4, 2022. This dividend will be paid on August 19, 2022.

●	On August 3, 2022, the Company effected a 1-for-4 reverse split of its outstanding common shares.

●	On August 3, 2022 the Company began trading on the NYSE American.

●	On August 5, 2022, the Company closed a public offering for total gross proceeds of $6 million. After deducting the underwriting commission and expenses, the Company received net proceeds of approximately $5.2 million.

“I would like to thank the team and our shareholders for remaining steadfast as we worked very hard to close this quarter out strong. This has been an exciting and busy year so far and we are only half over. We have achieved some major milestones within Q2 2022. We strengthened our balance sheet by converting $5.4 million in debt and accounts payable to equity. We closed a $6 million capital raise and uplisted our stock onto the NYSE American exchange. I could not be more pleased and proud of our overall successes in this half of the year. As the CEO, I am fully committed to continue to do right by not only the company but its most valued shareholders as well,” commented Ellery W. Roberts, CEO of 1847 Holdings.

Q2 2022 Financial Highlights

Total revenues for Q2 2022 were $12,891,243 for the three months ended June 30, 2022, as compared to $6,647,954 for the three months ended June 30, 2021.

●	Revenues from the retail and appliances segment decreased by $485,607, or 14.5%, to $2,867,011 for the three months ended June 30, 2022 from $3,352,618 for the three months ended June 30, 2021. The decrease was primarily due to ongoing supply chain delays with appliance manufactures and the increased time it takes to receive products.

●	Revenues from the construction segment increased by $6,726,210, or 511.5%, to $8,041,178 for the three months ended June 30, 2022 from $1,314,968 for the three months ended June 30, 2021. The increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021. Excluding these acquisitions, revenues from the construction segment increased by $225,618, or 17.2%. The increase was primarily due to increases in the average customer contract in the construction segment.

●	Revenues from the automotive supplies segment increased by $2,686, or 0.1%, to $1,983,054 for the three months ended June 30, 2022 from $1,980,368 for the three months ended June 30, 2021.

The total cost of sales was $8,078,883 for the three months ended June 30, 2022, as compared to $4,514,789 for the three months ended June 30, 2021.

●	Cost of sales for the retail and appliances segment decreased by $423,331, or 16.3%, to $2,179,267 for the three months ended June 30, 2022 from $2,602,598 for the three months ended June 30, 2021. The decrease was primarily due to corresponding the decrease in revenues from the retail and appliance segment.

●	Cost of sales for the construction segment increased by $4,051,532, or 562.3%, to $4,771,998 for the three months ended June 30, 2022 from $720,466 for the three months ended June 30, 2021. The increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021.

●	Cost of sales for the automotive supplies segment decreased by $64,107, or 5.4%, to $1,127,618 for the three months ended June 30, 2022 from $1,191,725 for the three months ended June 30, 2021. The decrease was primarily due to decreased direct labor costs.

The total general and administrative expenses were $2,380,444 for the three months ended June 30, 2022, as compared to $1,350,330 for the three months ended June 30, 2021.

Net loss from continuing operations was $147,668 for the three months ended June 30, 2022, as compared to a net income of $2,984,848 for the three months ended June 30, 2021. Such change was primarily due to a gain from the disposition of the Company’s former subsidiary 1847 Neese Inc. of $3,282,804 that we recorded in the three months ended June 30, 2021. Excluding this, the Company’s net loss from continuing operations for the three months ended June 30, 2021 would have been $297,956.

Six Month 2022 Financial Highlights

Total revenues were $24,965,121 for the six months ended June 30, 2022, as compared to $11,428,229 for the six months ended June 30, 2021.

●	Revenues from the retail and appliances segment decreased by $1,229,189, or 18.6%, to $5,387,795 for the six months ended June 30, 2022 from $6,616,984 for the six months ended June 30, 2021. The decrease was primarily due to ongoing supply chain delays with appliance manufactures and the increased time it takes to receive products.

●	Revenues from the construction segment increased by $13,121,404, or 463.5%, to $15,952,281 for the six months ended June 30, 2022 from $2,830,877 for the six months ended June 30, 2021. The increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021. Excluding these acquisitions, revenues from the construction segment increased by $371,463, or 13.1%. The increase was primarily due to increases in the average customer contract in the construction segment.

●	Revenues from the automotive supplies segment increased by $1,644,677, or 83.0%, to $3,625,045 for the six months ended June 30, 2022 from $1,980,368 for the six months ended June 30, 2021. The increase was primarily due to the acquisition of Wolo, which was acquired on March 31, 2021.

Total cost of sales was $15,828,013 for the six months ended June 30, 2022, as compared to $7,775,471 for the six months ended June 30, 2021.

●	Cost of sales for the retail and appliances segment decreased by $1,058,533, or 20.7%, to $4,050,717 for the six months ended June 30, 2022 from $5,109,250 for the six months ended June 30, 2021. The decrease was primarily due to corresponding the decrease in revenues from the retail and appliance segment.

●	Cost of sales for the construction segment increased by $8,177,093, or 554.6%, to $9,651,589 for the six months ended June 30, 2022 from $1,474,496 for the six months ended June 30, 2021. The increase was primarily due to the acquisitions of High Mountain and Innovative Cabinets, which were acquired in the fourth quarter of 2021. Excluding these acquisitions, cost of sales for the construction segment increased by $456,010, or 30.9%.

●	Cost of sales for the automotive supplies segment increased by $933,982, or 78.4%, to $2,125,707 for the six months ended June 30, 2022 from $1,191,725 for the six months ended June 30, 2021. The increase was primarily due to the acquisition of Wolo, which was acquired on March 31, 2021.

Total general and administrative expenses were $4,546,651 for the six months ended June 30, 2022, as compared to $2,674,526 for the six months ended June 30, 2021.

The Company’s net loss from continuing operations was $1,074,876 for the six months ended June 30, 2022, as compared to a net income of $2,130,856 for the six months ended June 30, 2021. Such change was primarily due to a gain from the disposition of its former subsidiary 1847 Neese Inc. of $3,282,804 that the Company recorded in the six months ended June 30, 2021. Excluding this, the Company’s net loss from continuing operations for the six months ended June 30, 2021 would have been $1,151,948.

About 1847 Holdings LLC

1847 Holdings LLC (NYSE American: EFSH), a publicly traded diversified acquisition holding company, was founded by Ellery W. Roberts, a former partner of Parallel Investment Partners, Saunders Karp & Megrue, and Principal of Lazard Freres Strategic Realty Investors. 1847 Holdings’ investment thesis is that capital market inefficiencies have left the founders and/or stakeholders of many small business enterprises or lower-middle market businesses with limited exit options despite the intrinsic value of their business. Given this dynamic, 1847 Holdings can consistently acquire businesses it views as “solid” for reasonable multiples of cash flow and then deploy resources to strengthen the infrastructure and systems of those businesses in order to improve operations. These improvements may lead to a sale or IPO of an operating subsidiary at higher valuations than the purchase price and/or alternatively, an operating subsidiary may be held in perpetuity and contribute to 1847 Holdings’ ability to pay regular and special dividends to shareholders.

Forward-Looking Statements

This press release may contain information about 1847 Holdings’ view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in “Risk Factors” included in our SEC filings.

Contact:

Investor Relations
Hanover International
info@1847holdings.com

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